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                                                                    Exhibit 10.3

CONFIDENTIAL


                                 June 11, 1999


John Andrew Lloyd
116 Forest Drive
Glen Gardner, New Jersey 08826


          Re:  Offer of At-Will Employment

Dear John:

     As we have previously discussed, NetGravity, Inc., a Delaware corporation (the "Company"), is pleased to offer you the position of Vice President (Full title to be determined at a later date). The purpose of this letter is to confirm our mutual understanding of the general terms of the offer.

     Should you accept this offer, the Company will grant you, on the start date of your employment, and upon approval of the Board of Directors, a Stock Option (the "Option") to purchase 125,000 shares of the Company's Common Stock at an exercise price equal to the current fair market value of the shares on such date. The Option will vest as to 1/4th of the shares twelve months after vesting commences, and as to an additional 1/48th of the shares each month thereafter until fully vested, provided, of course, that you are still employed by the Company on such dates. The Option would be granted under the Company's 1998 Stock Option Plan and would be subject to the terms and conditions of the Plan and of the Company's standard form of Option Agreement.

     Your salary will be $7500.00 per pay period to equal an annual equivalent of $180,000.00. All salary earned will be paid to you in cash on a semi-monthly basis.

     NetGravity currently has a target executive bonus program. Each participating executive's bonus target is based on company performance. The current bonus target is 20% of annual base salary. There are also accelerators to 30% if defined goals for that level are achieved. However, the continuation of this program, as well as the decision to award a bonus, in any amount, remains within NetGravity's sole discretion. The bonus may be pro-rated based on start date.

     We would also like to assist you with relocating from New Jersey to Northern California. Please see the "Relocation Agreement" for details regarding the relocation package we wish to offer you.

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                                                                          Page 2
                                                                    June 9, 1999


     Your continued employment with the Company shall be on an at-will basis. Either you or the Company may terminate your employment at any time and, unless otherwise expressly agreed to by the Company in writing, nothing shall alter the at-will nature of your employment. Your compensation and benefits package or any discussion of it is not a commitment that your employment will have a minimum or fixed term or that it is terminable only for cause. Neither you nor NetGravity, Inc. makes any promise, express or implied, that employment is for any minimum or fixed term or that cause is required for the termination of the employment relationship.

     If your employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a "Change of Control" (as defined below), then the Executive shall be entitled to receive a lump-sum severance payment equal to eighteen (18) months of your base salary (as in effect immediately prior to the Change of Control).

     If your employment with the Company terminates either other than as a result of a Involuntary Termination at any time within twelve (12) months after a Change of Control, then you shall not be entitled to receive severance or other benefits hereunder, and shall only be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the termination date.

     Definition of Change of Control: For this purpose, "Change of Control" of the Company is defined as:

          (A) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

          (B) The date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

          (C) The date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets (if Executive transfers employment to the purchaser).

     NetGravity's proprietary rights and confidential information are among the Company's most important assets. We must therefore ask that you sign, as a condition of your employment at NetGravity, Inc., the NetGravity, Inc. Employment, Confidential Information, and Information Assignment Agreement.

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                                                                          Page 3
                                                                    June 9, 1999


     To accept this offer, please sign one of the enclosed copies of this letter (confirming your intended start date), and return it to the attention of Jill Howes of our Human Resources Department at 1900 S. Norfolk St. San Mateo, CA 94403 or fax to our confidential fax at: (650) 425-6061. In order to comply with the Immigration Reform and Control Act of 1986, you are required to produce, as a condition of employment, documents which will prove your legal right to work in the United States.

     Employment and employee benefits will begin only after the offer letter and the Employment and Confidentiality Agreement have been signed and all other documents required by Human Resources have been received by that department.

     This offer will remain open until June 18, 1999. We sincerely hope that you will accept this offer and look forward to working with you as we build the success of NetGravity.

                                        Very truly yours,

                                        /s/ ERIC W. SPIVEY

                                        Eric W. Spivey
                                        CEO

ACKNOWLEDGED AND ACCEPTED:

JUNE 18, 1999                           /s/ JOHN ANDREW LLOYD
----------------------------            ----------------------------
Date                                    John Andrew Lloyd


Intended Start Date:     To Be Determined

EWS/jh